Exhibit 10.1

THIRD AMENDED & RESTATED

PROMISSORY NOTE

THIS THIRD AMENDED AND RESTATED PROMISSORY NOTE (this “Third Amended Note”) made effective as of the January 4, 2010 (the “Effective Date”), by and between Advanced Life Sciences Holdings, Inc., a Delaware corporation (the “Maker”), and Michael T. Flavin, Ph.D. (the “Payee”).

WHEREAS, in September 2001, the Maker incurred indebtedness under a $2.0 million promissory note with the Payee, which bears interest at 7.75% and was to mature on September 1, 2006 (the “Original Note”); and

WHEREAS, in July 2005, the Payee agreed to restructure the Original Note so that all principal and interest due under the Original Note would mature on December 31, 2007;

WHEREAS, in May 2006, the Maker authorized the payment of accumulated interest on the loan with the Payee and provided for monthly payments of accumulated interest until the loan matures

WHEREAS, in September 2007, the Payee and the Maker entered into an Amended & Restated Promissory Note under which all principal due would mature on January 5, 2009;

WHEREAS, in January 2009, the Payee and the Maker entered into a Second Amended & Restated Promissory Note under which all principal due would mature on January 5, 2010.

WHEREAS, as of the Effective Date, the Maker had $2.0 million outstanding under the Original Note (the “Debt”).

WHEREAS, the Maker and the Payee desire to enter into this Third Amended Note to extend the date of upon which the Debt shall mature.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Maker and the Payee agree as follows:

FOR VALUE RECEIVED, the Maker hereby unconditionally promises to pay to the order of the Payee, at Woodridge, Illinois, or at such other place as the holder of this Third Amended Note may from time to time designate in writing, in lawful money of the United States of America, the principal sum of $2,000,000. The principal indebtedness evidenced hereby shall be payable in one lump sum payment on January 5, 2012, plus any interest then accrued (provided below) but previously unpaid thereon.

Maker further promises to pay interest at the place provided above on the unpaid principal balance, provided that the unpaid principal balance shall bear interest at a rate of 7.75% per annum, compounded annually, and such interest shall be due and payable in advance of or upon maturity.  Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  Payments received by Payee from Maker on this Third Amended Note shall be applied first to the payment of interest which is due and payable and only thereafter to the outstanding principal balance hereof.

At the option of the Maker, this Third Amended Note may be prepaid in full or in part, at any time or from time to time, without penalty or premium of any kind.

This Third Amended Note has been delivered and shall be deemed to have been made at Woodridge, Illinois and shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the internal laws and decisions of the State of Illinois, without giving affect to the conflict of laws principals thereof.  Whenever possible, each provision of this Third Amended Note shall be interpreted in such a manner as to be effective and valid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or by the remaining provisions of this Third Amended Note.

MAKER		PAYEE

By:	/s/ Mark Caputo	By:	/s/ Michael T. Flavin
Name:	Mark Caputo	Name:	Michael T. Flavin, Ph.D.
Its:	Vice President Accounting and Controller